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                                                                       EXHIBIT 5

                            DECHERT PRICE & RHOADS
                           4000 BELL ATLANTIC TOWER
                               1717 ARCH STREET
                          PHILADELPHIA, PA 19103-2793



                                February 4, 1999


AmeriSource Health Corporation
300 Chester Field Parkway
Malvern, Pennsylvania 19355


                Re: 6,000,000 Shares of common stock, as described in the
                    Registration Statement on Form S-3 referred to below
                    -----------------------------------------------------

Gentlemen and Ladies:

        We have acted as special counsel to AmeriSource Health Corporation, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 6,000,000 shares (the "Shares") of the Company's Class A Common Stock, par value $0.01 per share, pursuant to a Registration Statement on Form S-3 (the "Registration Statement") to be filed today with the Securities and Exchange Commission.

        We have participated in the preparation of the Registration Statement and examined such corporate records and documents and matters of laws as we have considered appropriate to enable us to give this opinion.

        Based upon the foregoing, it is our opinion that the Shares have been duly authorized and validly issued by the Company, and are fully paid and nonassessable.

        We hereby consent to the reference to our firm under the caption "Legal Matters" in the prospectus portion of the Registration Statement, and to the filing of this opinion letter as Exhibit 5 to the Registration Statement.


                                       Yours very truly,


                                       /s/ DECHERT PRICE & RHOADS